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FORM 5
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[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       Washington, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported


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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person to |
|  JOHNSON            T.           STEPHEN   |    FLORIDA BANKS, INC. (FLBK)               |   Issuer (Check all applicable)       |
|--------------------------------------------|---------------------------------------------|                                       |
|  (Last)          (First)          (Middle) | 3. IRS Identification   |4. Statement For   |   [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |   Month/Year      |                                       |
|  2010 LEADEN HALL STREET                   |    Person, if an Entity |   12/31/00        |   [X] Officer (give [ ] Other (specify|
|--------------------------------------------|    (Voluntary)          |-------------------|       title below)            below)  |
|                 (Street)                   |                         |5. If Amendment,   |       VICE CHAIRMAN OF THE BOARD      |
|                                            |                         |   Date of Original|                                       |
|                                            |                         |   (Month/Year)    |---------------------------------------|
|  ALPHARETTA,        GA              30022  |                         |                   |7. Individual or Joint/Group Filing    |
|--------------------------------------------|---------------------------------------------|   (Check applicable line)             |
|  (City)           (State)           (Zip)  |                                             |   [X] Form Filed by one               |
|                                            |                                             |       Reporting Person                |
|                                            |                                             |   [ ] Form Filed by more than         |
|                                            |                                             |       one Reporting Person            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                        |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security     |   2. Trans-     | 3. Transac- |4. Securities Acquired (A)|5. Amount of Se-   |6. Owner-    |7. Nature |
|    (Instr. 3)            |      action     |    tion     |   or Disposed of (D)     |   curities Benefi-|   ship      |   of In- |
|                          |      Date       |    Code     |   (Instr. 3, 4 and 5)    |   cially Owned at |   Form:     |   direct |
|                          |                 |    (Instr.  |                          |   End of Issuer's |   Direct    |   Benefi-|
|                          |      (Month/    |    8)       |                          |   Fiscal Year     |   (D) or    |   cial   |
|                          |      Day/       |             |--------------------------|   (Instr. 3 and 4)|   Indirect  |   Owner- |
|                          |      Year)      |             | Amount | (A) or |  Price |                   |   (I)       |   ship   |
|                          |                 |             |        | (D)    |        |                   |   (Instr. 4)|   (Instr.|
|                          |                 |             |        |        |        |                   |             |   4)     |
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK, $.01       |                 |             |        |        |        |                   |             |          |
| PAR VALUE, PER SHARE     |       --        |     --      |    --  |   --   |   --   |      70,000       |      D      |   --     |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK, $.01       |                 |             |        |        |        |                   |             | HELD BY  |
| PAR VALUE, PER SHARE     |       --        |     --      |    --  |   --   |   --   |      13,500       |      I      | WIFE     |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             | HELD BY  |
|                          |                 |             |        |        |        |                   |             | WIFE AS  |
|                          |                 |             |        |        |        |                   |             | CUSTODIAN|
| COMMON STOCK, $.01       |                 |             |        |        |        |                   |             | FOR      |
| PAR VALUE, PER SHARE     |       --        |     --      |    --  |   --   |   --   |      10,000       |      I      | CHILDREN |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             | HELD BY  |
|                          |                 |             |        |        |        |                   |             | MR.      |
|                          |                 |             |        |        |        |                   |             | JOHNSON  |
|                          |                 |             |        |        |        |                   |             | AS A     |
|                          |                 |             |        |        |        |                   |             | CUSTODIAN|
| COMMON STOCK, $.01       |                 |             |        |        |        |                   |             | FOR HIS  |
| PAR VALUE, PER SHARE     |       --        |     --      |    --  |   --   |   --   |         250       |      I      | NEPHEW   |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If form is filed by more than one reporting person, see instruction 4(b)(v).


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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| 1. Title of Derivative| 2. Conver- | 3. Trans- | 4. Trans- | 5. Number of   | 6. Date Exer-   |7. Title and Amount| 8. Price     |
|    Security           |    sion or |    action |    action |    Derivative  |    cisable and  |   of Underlying   |    of        |
|    (Instr. 3)         |    Exercise|    Date   |    Code   |    Securities  |    Expiration   |   Securities      |    Deriv-    |
|                       |    Price of|    (Month/|    (Instr.|    Acquired (A)|    Date         |   (Instr. 3 and 4)|    ative     |
|                       |    Deriv-  |    Day/   |    8)     |    or Disposed |    (Month/Day/  |                   |    Secur-    |
|                       |    ative   |    Year)  |           |    of (D)      |    Year)        |                   |    ity       |
|                       |    Security|           |           |    (Instr. 3,  |                 |                   |    (Instr. 5)|
|                       |            |           |           |    4, and 5)   |-----------------|-------------------|              |
|                       |            |           |           |                | Date   |Expira- |      |  Amount or |              |
|                       |            |           |           |----------------| Exer-  |tion    |Title |  Number of |              |
|                       |            |           |           |  (A)  |  (D)   | cisable|Date    |      |  Shares    |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| COMMON STOCK OPTIONS  |            |           |           |       |        |        |        |COMMON|            |              |
| (RIGHT TO BUY)        |  $10.00    |    (1)    |    --     |   --  |   --   |07/30/98|07/30/08|STOCK | 70,000     |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| COMMON STOCK OPTIONS  |            |           |           |       |        |        |        |COMMON|            |              |
| (RIGHT TO BUY)        |  $10.00    |    (2)    |    --     |   --  |   --   |07/30/98|07/30/08|STOCK | 13,500     |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| COMMON STOCK OPTIONS  |            |           |           |       |        |        |        |COMMON|            |              |
| (RIGHT TO BUY)        |  $ 6.56    |  01/21/00 |    A      | 5,000 |   --   |01/21/00|01/21/10|STOCK |  5,000     |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------
|  9. Number of      |   10. Ownership          |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security:          |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|    70,000          |           D              |         --           |
|--------------------|--------------------------|----------------------|
|    13,500          |           I              |    HELD BY WIFE      |
|--------------------|--------------------------|----------------------|
|    5,000           |           D              |         --           |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
------------------------------------------------------------------------
 Explanation of Responses:

 (1) These options were granted on July 30, 1998.

 (2) These options were granted on July 30, 1998.

 **  Intentional misstatements or omissions of facts constitute Federal Criminal    /s/ T. Stephen Johnson               2/14/01
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          ----------------------------------   ----------
                                                                                    Signature of Reporting Person**      Date
                                                                                    T. Stephen Johnson
 Note. File three copies of this form, one of which must be manually signed.                                             Page 2
       If space provided is insufficient, see Instruction 6 for procedure.
